Exhibit 99.1

Contact:

MicroStrategy Incorporated

Investor Relations

ir@microstrategy.com

(703) 848-8600

MicroStrategy Announces

First Quarter 2020 Financial Results

TYSONS CORNER, Va., April 28, 2020 - MicroStrategy® (Nasdaq: MSTR), the largest independent publicly-traded business intelligence company, today announced financial results for the three-month period ended March 31, 2020 (the first quarter of its 2020 fiscal year).

“As the world faces uncertain times with the impacts of COVID-19, analytics has never been more essential for organizations. To help our customers—many of whom are on the front lines of this crisis performing mission-critical services—continue their operations, our technical support and cloud operations teams remain staffed 24/7 across the globe. Our enterprise-grade, governed, and secure platform provides intelligence and stability at a time when our customers need them most in order to make fast, data-driven decisions,” said Michael J. Saylor, CEO, MicroStrategy Incorporated. “We remain focused on executing on our strategic priorities around cloud, HyperIntelligence®, and upgrading customers, while prudently managing the business through this rapidly evolving economic situation.”

First Quarter 2020 Financial Highlights

•

Revenues: Total revenues for the first quarter of 2020 were $111.4 million, a 3.4% decrease, or a 1.7% decrease on a non-GAAP constant currency basis, compared to the first quarter of 2019. Product licenses and subscription services revenues for the first quarter of 2020 were $20.6 million, a 19.2% decrease, or a 16.9% decrease on a non-GAAP constant currency basis, compared to the first quarter of 2019.  Product support revenues for the first quarter of 2020 were $71.2 million, a 0.4% decrease, or a 1.2% increase on a non-GAAP constant currency basis, compared to the first quarter of 2019. Other services revenues for the first quarter of 2020 were $19.7 million, a 6.7% increase, or a 8.1% increase on a non-GAAP constant currency basis, compared to the first quarter of 2019.

•	Gross Profit: Gross profit for the first quarter of 2020 was $86.9 million, representing a 78.0% gross margin, compared to a gross margin of 77.3% in the first quarter of 2019.
•	Operating Expenses: Operating expenses for the first quarter of 2020 were $87.0 million, a 12.7% decrease compared to the first quarter of 2019.
•

Loss from Operations: Loss from operations for the first quarter of 2020 was $0.1 million versus $10.4 million for the first quarter of 2019. Non-GAAP income from operations, which excludes share-based compensation expense, was $3.0 million for the first quarter of 2020 versus non-GAAP loss from operations of $7.4 million for the first quarter of 2019.

•

Net Income: Net income for the first quarter of 2020 was $0.7 million, or $0.07 per share on a diluted basis, as compared to a net loss of $7.9 million, or $0.77 per share on a diluted basis, for the first quarter of 2019.  Contributing to net income for the first quarter of 2020 was $1.9 million in net interest income.

•

Cash and Short-term Investments: As of March 31, 2020, MicroStrategy had cash and cash equivalents and short-term investments of $539.2 million, as compared to $565.6 million as of December 31, 2019, a decrease of $26.4 million.  During the first quarter of 2020, MicroStrategy repurchased 354,633 shares of its class A common stock for an aggregate purchase price of approximately $50.7 million. As of March 31, 2020, MicroStrategy had 7.7 million shares of class A common stock and 2.0 million shares of class B common stock outstanding.

The tables at the end of this press release include a reconciliation of GAAP to non-GAAP financial measures for the three months ended March 31, 2020 and 2019. An explanation of non-GAAP financial measures is also included under the heading “Non-GAAP Financial Measures” below.

MicroStrategy uses its Intelligent Enterprise™ platform across the enterprise and has created an interactive dossier with quarterly financial performance data. Anyone can access the MSTR Financials dossier via a web browser, or by downloading the MicroStrategy Library™ app on an iOS or Android device. To download the native apps, visit MicroStrategy Library for iPad, MicroStrategy Library for iPhone, or MicroStrategy Library for Android tablet and smartphone.

Recent Business Highlights

The following are some key business highlights from the first quarter of 2020 related to MicroStrategy’s customer focus, recognition, and product innovation:

•

Customer Focus. MicroStrategy is helping its customers in multiple ways, including offering programs that encourage their upgrade to MicroStrategy 2020™ and teach new skills. These offerings consist of:

o	Free support to its customers to upgrade to MicroStrategy 2020 through June 30, 2020.
o	Free online education classes and certifications to its customers through May 15, 2020.

MicroStrategy World™ 2020 hosted thousands of product experts, thought leaders, and MicroStrategy users for three days of inspirational keynotes, educational sessions, workshops, and customer and partner presentations. At the conference, MicroStrategy announced:

o	Customer awards to Petco, Lowe’s, Sonic Automotive, and Ta-Ta Supermarkets for their HyperIntelligence-enabled, innovative, and impactful analytics solutions.
o	Partner awards to Amazon Web Services (“AWS”), DataRobot, Datastrong, and T-Systems for delivering modern analytics to organizations using the MicroStrategy platform.
•

Recognition. Numerous leading organizations, such as the General Services Administration, Pfizer, and Nu Skin, purchased HyperIntelligence during the quarter.  MicroStrategy was also recognized in the following Gartner published research:

o

MicroStrategy received the highest use case scores from Gartner in the Enterprise Analytics Use Case (4.86 out of 5) and Embedded Analytics Use Case (4.96 out of 5) in the Critical Capabilities for Analytics and Business Intelligence Platforms report(1).

o	MicroStrategy was recognized as a Challenger in Gartner’s 2020 Magic Quadrant for Analytics and Business Intelligence Platforms report(2).

•	Product Innovation. MicroStrategy continued to drive innovation in the following ways:
o

In the first quarter of 2020, MicroStrategy announced the general availability of MicroStrategy 2020, its flagship platform. Highlights of MicroStrategy 2020 include design and performance enhancements to HyperIntelligence, enhanced AWS and Microsoft Azure support, new self-service authoring capabilities for Dossier®, improved Microsoft Excel experience through the MicroStrategy Office™ connector, and new data science connectors to Jupyter Notebook and RStudio.

o	Published the Coronavirus Dossier so that people can stay current with the latest headlines and easily share relevant data and insights using the latest features of the MicroStrategy 2020 platform.

MicroStrategy Names Phong Le Chief Financial Officer

MicroStrategy also announced today that Lisa Mayr resigned from her position as its Senior Executive Vice President & Chief Financial Officer on April 23, 2020. In connection with her resignation, MicroStrategy appointed Phong Le, MicroStrategy’s Senior Executive Vice President & Chief Operating Officer, to succeed Ms. Mayr as its Chief Financial Officer, effective immediately. In addition to his new responsibilities as Chief Financial Officer, Mr. Le will continue to serve as MicroStrategy’s Senior Executive Vice President & Chief Operating Officer. Mr. Le will continue to report to Michael Saylor, MicroStrategy’s Chairman, President & Chief Executive Officer.

Conference Call

MicroStrategy will be discussing its first quarter 2020 financial results on a conference call today beginning at approximately 5:00 p.m. EDT. To access the conference call, dial (844) 824-7425 (domestically) or (716) 220-9429 (internationally) and use conference ID 8699165. A live and archived webcast will be available under the “Events” section on MicroStrategy’s investor relations website at https://ir.microstrategy.com/events-presentations. A replay of the conference call will be available beginning approximately two hours after the call concludes until May 5, 2020 at (855) 859-2056 (domestically) or (404) 537-3406 (internationally) using the passcode 8699165.

Non-GAAP Financial Measures

MicroStrategy is providing supplemental financial measures for (i) non-GAAP income (loss) from operations that excludes the impact of share-based compensation arrangements and (ii) non-GAAP constant currency revenues that exclude foreign currency exchange rate fluctuations. These supplemental financial measures are not measurements of financial performance under generally accepted accounting principles in the United States (“GAAP”) and, as a result, these supplemental financial measures may not be comparable to similarly titled measures of other companies. Management uses these non-GAAP financial measures internally to help understand, manage, and evaluate business performance and to help make operating decisions.

MicroStrategy believes that these non-GAAP financial measures are also useful to investors and analysts in comparing its performance across reporting periods on a consistent basis.  The first supplemental financial measure excludes a significant non-cash expense that MicroStrategy believes is not reflective of its general business performance, and for which the accounting requires management judgment and the resulting share-based compensation expense could vary significantly in comparison to other companies. The second set of supplemental financial measures excludes changes resulting from fluctuations in foreign currency exchange rates so that results may be compared to the same period in the prior year on a non-GAAP constant currency basis.  MicroStrategy believes the use of these non-GAAP financial measures can also facilitate comparison of MicroStrategy’s operating results to those of its competitors.

About MicroStrategy Incorporated

MicroStrategy (Nasdaq: MSTR) is the largest independent publicly-traded business intelligence company, with the leading enterprise analytics platform. Our vision is to enable Intelligence Everywhere™. MicroStrategy provides modern analytics on an open, comprehensive enterprise platform used by many of the world’s most admired brands in the Fortune Global 500. Optimized for cloud and on-premises deployments, the platform features HyperIntelligence, a breakthrough technology that overlays actionable enterprise data on popular business applications to help users make smarter, faster decisions. For more information about MicroStrategy, visit www.microstrategy.com.

MicroStrategy, HyperIntelligence, Intelligent Enterprise, MicroStrategy Library, MicroStrategy 2020, MicroStrategy World, Dossier, MicroStrategy Office, and Intelligence Everywhere are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

This press release may include statements that may constitute “forward-looking statements,” including estimates of future business prospects or financial results and statements containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results of MicroStrategy Incorporated and its subsidiaries (collectively, the “Company”) to differ materially from the forward-looking statements. Factors that could contribute to such differences include: the extent and timing of market acceptance of MicroStrategy’s new offerings, including MicroStrategy 2020; impacts of the COVID-19 pandemic; the Company’s ability to recognize revenue or deferred revenue through delivery of products or satisfactory performance of services; continued acceptance of the Company’s other products in the marketplace; fluctuations in tax benefits or provisions; the timing of significant orders; delays in or the inability of the Company to develop or ship new products; customers shifting from a product license model to a cloud subscription model; competitive factors; general economic conditions; currency fluctuations; and other risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these forward-looking statements for revisions or changes after the date of this release.

MSTR-F

(1) Gartner, Critical Capabilities for Analytics and Business Intelligence Platforms, Kurt Schlegel, James Richardson, Rita Sallam, Austin Kronz, Julian Sun, 17 March 2020.

(2) Gartner, Magic Quadrant for Analytics and Business Intelligence Platforms, James Richardson, Rita Sallam, Kurt Schlegel, Austin Kronz, Julian Sun, 11 February 2020.

Gartner Disclaimer

Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

The Gartner content described herein, (the "Gartner Content") represent(s) research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. ("Gartner"), and are not representations of fact. Gartner Content speaks as of its original publication date (and not as of the date of this Quarterly Report) and the opinions expressed in the Gartner Content are subject to change without notice.

MICROSTRATEGY INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019
	(unaudited)	(unaudited)
Revenues
Product licenses	$12,584	$18,291
Subscription services	7,968	7,144
Total product licenses and subscription services	20,552	25,435
Product support	71,158	71,450
Other services	19,714	18,481
Total revenues	111,424	115,366

Cost of revenues
Product licenses	670	519
Subscription services	4,064	3,598
Total product licenses and subscription services	4,734	4,117
Product support	6,718	7,067
Other services	13,093	14,989
Total cost of revenues	24,545	26,173

Gross profit	86,879	89,193

Operating expenses
Sales and marketing	39,518	48,760
Research and development	26,101	28,215
General and administrative	21,332	22,604
Total operating expenses	86,951	99,579

Loss from operations	(72)	(10,386)
Interest income, net	1,855	2,566
Other income (expense), net	434	(596)
Income (loss) before income taxes	2,217	(8,416)
Provision for (benefit from) income taxes	1,560	(510)
Net income (loss)	$657	$(7,906)

Basic earnings (loss) per share (1):	$0.07	$(0.77)
Weighted average shares outstanding used in computing basic earnings (loss) per share	9,976	10,328

Diluted earnings (loss) per share (1):	$0.07	$(0.77)
Weighted average shares outstanding used in computing diluted earnings (loss) per share	10,031	10,328

(1)	Basic and fully diluted earnings (loss) per share for class A and class B common stock are the same.

MICROSTRATEGY INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	March 31,	December 31,
	2020	2019*
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$429,276	$456,727
Restricted cash	2,742	1,089
Short-term investments	109,946	108,919
Accounts receivable, net	124,935	163,516
Prepaid expenses and other current assets	26,163	23,195
Total current assets	693,062	753,446

Property and equipment, net	47,623	50,154
Right-of-use assets	82,690	85,538
Deposits and other assets	7,757	8,024
Deferred tax assets, net	18,139	19,409
Total Assets	$849,271	$916,571

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses, and operating lease liabilities	$32,539	$33,919
Accrued compensation and employee benefits	35,207	48,792
Deferred revenue and advance payments	184,891	187,107
Total current liabilities	252,637	269,818

Deferred revenue and advance payments	3,660	4,344
Operating lease liabilities	100,251	103,424
Other long-term liabilities	31,273	30,400
Deferred tax liabilities	24	26
Total Liabilities	387,845	408,012

Stockholders’ Equity
Preferred stock undesignated, $0.001 par value; 5,000 shares authorized; no shares issued or outstanding	0	0
Class A common stock, $0.001 par value; 330,000 shares authorized; 15,891 shares issued and 7,729 shares outstanding, and 15,888 shares issued and 8,081 shares outstanding, respectively	16	16
Class B convertible common stock, $0.001 par value; 165,000 shares authorized; 2,035 shares issued and outstanding, and 2,035 shares issued and outstanding, respectively	2	2
Additional paid-in capital	597,087	593,583
Treasury stock, at cost; 8,162 shares and 7,807 shares, respectively	(709,627)	(658,880)
Accumulated other comprehensive loss	(10,198)	(9,651)
Retained earnings	584,146	583,489
Total Stockholders’ Equity	461,426	508,559
Total Liabilities and Stockholders’ Equity	$849,271	$916,571

*	Derived from audited financial statements.

MICROSTRATEGY INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31,
	2020	2019
	(unaudited)	(unaudited)
Operating activities:
Net income (loss)	$657	$(7,906)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,756	1,657
Reduction in carrying amount of right-of-use assets	2,053	2,007
Credit losses and sales allowances	828	827
Net realized loss on short-term investments	0	41
Deferred taxes	957	(1,694)
Share-based compensation expense	3,111	3,017
Changes in operating assets and liabilities:
Accounts receivable	14,406	10,266
Prepaid expenses and other current assets	(3,295)	(3,070)
Deposits and other assets	84	(134)
Accounts payable and accrued expenses	(154)	(3,108)
Accrued compensation and employee benefits	(13,031)	(12,195)
Deferred revenue and advance payments	22,001	38,502
Operating lease liabilities	(2,238)	(2,074)
Other long-term liabilities	934	320
Net cash provided by operating activities	29,069	26,456

Investing activities:
Proceeds from redemption of short-term investments	10,000	314,403
Purchases of property and equipment	(661)	(6,011)
Purchases of short-term investments	(9,928)	(138,099)
Net cash (used in) provided by investing activities	(589)	170,293

Financing activities:
Proceeds from sale of class A common stock under exercise of employee stock options	340	1,507
Purchases of treasury stock	(50,747)	(48,244)
Net cash used in financing activities	(50,407)	(46,737)

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	(3,871)	(1,133)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(25,798)	148,879
Cash, cash equivalents, and restricted cash, beginning of period	457,816	110,786
Cash, cash equivalents, and restricted cash, end of period	$432,018	$259,665

MICROSTRATEGY INCORPORATED

REVENUE AND COST OF REVENUE DETAIL

(in thousands)

	Three Months Ended
	March 31,
	2020	2019
	(unaudited)	(unaudited)
Revenues
Product licenses and subscription services:
Product licenses	$12,584	$18,291
Subscription services	7,968	7,144
Total product licenses and subscription services	20,552	25,435
Product support	71,158	71,450
Other services:
Consulting	18,441	16,603
Education	1,273	1,878
Total other services	19,714	18,481
Total revenues	111,424	115,366

Cost of revenues
Product licenses and subscription services:
Product licenses	670	519
Subscription services	4,064	3,598
Total product licenses and subscription services	4,734	4,117
Product support	6,718	7,067
Other services:
Consulting	11,428	12,985
Education	1,665	2,004
Total other services	13,093	14,989
Total cost of revenues	24,545	26,173

Gross profit	$86,879	$89,193

MICROSTRATEGY INCORPORATED

DEFERRED REVENUE DETAIL

(in thousands)

	March 31,	December 31,	March 31,
	2020	2019*	2019
	(unaudited)		(unaudited)
Current:
Deferred product licenses revenue	$131	$481	$555
Deferred subscription services revenue	16,567	16,561	15,641
Deferred product support revenue	161,135	161,670	166,306
Deferred other services revenue	7,058	8,395	7,568
Total current deferred revenue and advance payments	$184,891	$187,107	$190,070

Non-current:
Deferred product licenses revenue	$262	$293	$479
Deferred subscription services revenue	84	97	247
Deferred product support revenue	2,789	3,417	3,231
Deferred other services revenue	525	537	582
Total non-current deferred revenue and advance payments	$3,660	$4,344	$4,539

Total current and non-current:
Deferred product licenses revenue	$393	$774	$1,034
Deferred subscription services revenue	16,651	16,658	15,888
Deferred product support revenue	163,924	165,087	169,537
Deferred other services revenue	7,583	8,932	8,150
Total current and non-current deferred revenue and advance payments	$188,551	$191,451	$194,609

*	Derived from audited financial statements.

MICROSTRATEGY INCORPORATED

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

EXCLUSION OF SHARE-BASED COMPENSATION EXPENSE

(in thousands)

	Three Months Ended
	March 31,
	2020	2019
	(unaudited)	(unaudited)
Reconciliation of non-GAAP income (loss) from operations:
Loss from operations	$(72)	$(10,386)
Share-based compensation expense	3,111	3,017
Non-GAAP income (loss) from operations	$3,039	$(7,369)

MICROSTRATEGY INCORPORATED

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

CONSTANT CURRENCY

(in thousands)

	Three Months Ended
	March 31,
	(unaudited)
	GAAP	Foreign Currency Exchange Rate Impact (1)	Non-GAAP Constant Currency (2)	GAAP	GAAP % Change	Non-GAAP Constant Currency % Change (3)
	2020	2020	2020	2019	2020	2020
Revenues
Product licenses	$12,584	$(541)	$13,125	$18,291	-31.2%	-28.2%
Subscription services	7,968	(36)	8,004	7,144	11.5%	12.0%
Total product licenses and subscription services	20,552	(577)	21,129	25,435	-19.2%	-16.9%
Product support	71,158	(1,176)	72,334	71,450	-0.4%	1.2%
Other services	19,714	(255)	19,969	18,481	6.7%	8.1%
Total revenues	111,424	(2,008)	113,432	115,366	-3.4%	-1.7%

(1)

The “Foreign Currency Exchange Rate Impact” reflects the estimated impact from fluctuations in foreign currency exchange rates on international revenues.  It shows the increase (decrease) in international revenues from the same period in the prior year, based on comparisons to the prior year quarterly average foreign currency exchange rates. The term “international” refers to operations outside of the United States and Canada.

(2)	The “Non-GAAP Constant Currency” reflects the current period GAAP amount, less the Foreign Currency Exchange Rate Impact.

(3)	The “Non-GAAP Constant Currency % Change” reflects the percentage change between the current period Non-GAAP Constant Currency amount and the GAAP amount for the same period in the prior year.

MICROSTRATEGY INCORPORATED

WORLDWIDE EMPLOYEE HEADCOUNT

	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Subscription services	63	69	66	62	54
Product support	204	219	231	234	224
Consulting	425	392	390	404	429
Education	42	38	38	40	50
Sales and marketing	594	597	616	637	675
Research and development	721	743	775	764	733
General and administrative	314	338	337	336	329
Total headcount	2,363	2,396	2,453	2,477	2,494